EXHIBIT 11.2

                           RJR NABISCO HOLDINGS CORP.
                       COMPUTATION OF EARNINGS PER SHARE
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                    NINE MONTHS ENDED                NINE MONTHS ENDED
                                                    SEPTEMBER 30, 1995               SEPTEMBER 30, 1994
                                              ------------------------------    ----------------------------
                                               PRIMARY      FULLY DILUTED(A)    PRIMARY     FULLY DILUTED(A)
                                              ----------    ----------------    --------    ----------------
Average number of common and common
 equivalent shares outstanding during the
 period (in thousands):
 Common Stock and Series C Depositary
   Shares issued and outstanding at
     beginning of period...................      325,107          325,107        269,602         269,602
 Average number of shares of common stock
   issued during the period (including
   shares of common stock issued during the
   period through the exercise of
     options)..............................          172              172         28,968          28,968
 Average number of shares related to value
   of restricted stock earned during the
   period..................................           92               92             81              81
 Average number of stock options
   outstanding during the period and shares
   issuable under performance shares
     granted...............................        1,017            1,191          2,517           2,841
 Shares issuable upon conversion of ESOP
   convertible preferred stock.............       --                3,041          --              3,101
                                              ----------    ----------------    --------        --------
 Average number of common and common
   equivalent shares outstanding during the
   period..................................      326,388          329,603        301,168         304,593
                                              ----------    ----------------    --------        --------
                                              ----------    ----------------    --------        --------
Income (loss) applicable to common stock:
 Income before extraordinary item..........   $      583       $      583       $    602        $    602
 Preferred stock dividends(B)..............          (99)             (88)           (98)            (87)
 Income tax benefit on ESOP preferred stock
   dividends...............................       --                   (2)         --                 (1)
                                              ----------    ----------------    --------        --------
 Income before extraordinary item
   applicable to common stock..............          484              493            504             514
 Extraordinary item........................          (16)             (16)          (145)           (145)
                                              ----------    ----------------    --------        --------
 Net income applicable to common stock.....   $      468       $      477       $    359        $    369
                                              ----------    ----------------    --------        --------
                                              ----------    ----------------    --------        --------
Income (loss) per common and common
 equivalent share:
 Income before extraordinary item..........   $     1.48       $     1.50       $   1.67        $   1.69
 Extraordinary item........................         (.05)            (.05)         (0.48)          (0.48)
                                              ----------    ----------------    --------        --------
 Net income................................   $     1.43       $     1.45       $   1.19        $   1.21
                                              ----------    ----------------    --------        --------
                                              ----------    ----------------    --------        --------
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(A) For purposes of this Exhibit, the calculations of fully diluted earnings per share include common stock equivalents and other potentially dilutive securities that produce an anti-dilutive result.
(B) The 1995 preferred stock dividend amounts include approximately $5 million related to the exchange of RJRN Holdings' obligated mandatorily redeemable preferred securities of subsidiary trust for Series B Preferred Stock. See
    Note 6 to the Consolidated Condensed Financial Statements.